Exhibit 10.1
RECEIVABLES PURCHASE AGREEMENT
DATED AS OF FEBRUARY 3, 2006
BY AND AMONG
ARCH RECEIVABLE COMPANY, LLC,
as Seller,
ARCH COAL SALES COMPANY, INC.,
as initial Servicer,
MARKET STREET FUNDING LLC,
as Issuer,
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,
as LC Participants
AND
PNC BANK, NATIONAL ASSOCIATION,
as Administrator and as LC Bank

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		Page
Section 5.13	Right of Setoff	35
Section 5.14	Issuer’s Liabilities	36
Section 5.15	Sharing of Recoveries	36

EXHIBIT I	DEFINITIONS
EXHIBIT II	CONDITIONS OF PURCHASES
EXHIBIT III	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	COVENANTS
EXHIBIT V	TERMINATION EVENTS
SCHEDULE I	CREDIT AND COLLECTION POLICY
SCHEDULE II	LOCK-BOX BANK, BLOCKED ACCOUNT AND LOCK-BOX ACCOUNT
SCHEDULE III	ACTIONS AND PROCEEDINGS
ANNEX A	FORM OF INFORMATION PACKAGE
ANNEX B	FORM OF PURCHASE NOTICE
ANNEX C	FORM OF PAYDOWN NOTICE
ANNEX D	FORM OF COMPLIANCE CERTIFICATE
ANNEX E	FORM OF LETTER OF CREDIT APPLICATION

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     This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of February 3, 2006, by and among ARCH RECEIVABLE COMPANY, LLC, a Delaware limited liability company, as seller (the “Seller”), ARCH COAL SALES COMPANY, INC., a Delaware corporation (“Arch Sales”), as initial servicer (in such capacity, collectively, together with its successors and permitted assigns in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Issuer”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LC PARTICIPANTS (together with their successors and permitted assigns in such capacity, the “LC Participants”), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”).
     PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.
     The Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Issuer desires to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Issuer and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of Letters of Credit.
     In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASES
     Section 1.1 Purchase Facility.
     (a) On the terms and subject to the conditions hereinafter set forth, the Issuer hereby agrees to purchase, and make reinvestments in and, if so requested in accordance with and subject to the terms of this Agreement, the LC Bank hereby agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Pro Rata Share thereof), undivided variable percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the Closing Date to the Facility Termination Date.
     The Seller may, subject to the remainder of this paragraph (a) and the other requirements and conditions herein, use the proceeds of any purchase or reinvestment by the Issuer hereunder to satisfy its Reimbursement Obligation to the LC Bank and the LC Participants (ratably, based on the outstanding amounts funded by the LC Bank and each such LC Participant) pursuant to Section 1.14 below.

     In addition, in the event the Seller fails to reimburse the LC Bank and each applicable LC Participant for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor, or otherwise, at such time), pursuant to Section 1.14 below, then the Seller shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a new purchase from the Issuer on such date, pursuant to the terms hereof, in an amount equal to the amount of such Reimbursement Obligation at such time. Subject to the limitations on funding set forth in the remainder of this paragraph (a) below (and the other requirements and conditions herein), the Issuer shall fund such deemed purchase request and deliver the proceeds thereof directly to the Administrator to be immediately distributed (ratably) to the LC Bank and the applicable LC Participants in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.14 below, to the extent of the amounts permitted to be funded by the Issuer, at such time, hereunder.
     Notwithstanding anything set forth in this paragraph (a) or otherwise herein to the contrary, under no circumstances shall any Purchaser make any such purchase or reinvestment (including, without limitation, any deemed purchases by the Issuer pursuant to the immediately preceding paragraphs of this Section 1.1(a)), or issue any Letter of Credit, as applicable, if, after giving effect to such purchase, reinvestment or issuance, the (i) aggregate outstanding amount of the Capital funded by such Purchaser shall exceed (A) the Commitment set forth opposite its name on the signature page hereto, as the same may be reduced from time to time pursuant to Section 1.1(b), minus (B) in the case of any LC Participant, such LC Participant’s Pro Rata Share of the face amount of any outstanding Letters of Credit or (ii) the aggregate outstanding Capital plus the LC Participation Amount would exceed the Purchase Limit.
     (b) The Seller may, upon at least 30 days’ written notice to the Administrator, terminate the Purchase Facility in whole or, upon at least 30 days’ written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000. Each reduction in the Commitments hereunder shall be made ratably among the LC Participants in accordance with their respective Pro Rata Shares. The Administrator shall promptly advise the Purchasers of any notice received by it pursuant to this Section 1.1(b); it being understood that (in addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder) no such termination or reduction shall be effective unless and until (i) in the case of a termination, the amount on deposit in the LC Collateral Account is at least equal to the then outstanding LC Participation Amount and (ii) in the case of a partial reduction, the amount on deposit in the LC Collateral Account is at least equal to the difference between the then outstanding LC Participation Amount and the Purchase Limit as so reduced by such partial reduction.
     Section 1.2 Making Purchases.
     (a) Each Funded Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered

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to the Administrator in accordance with Section 5.2 (which notice must be received by the Administrator before 11:00 a.m., New York City time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) solely in the case of a Funded Purchase maintained by Capital, the amount requested to be paid to the Seller (such amount, which shall not be less than $300,000 (or such lesser amount as agreed to by the Administrator) and shall be in integral multiples of $100,000 in excess thereof, being the Capital relating to the undivided percentage ownership interest then being purchased), (B) the date of such Funded Purchase (which shall be a Business Day), and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in Capital.
     (b) On the date of each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, the Issuer shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1019291244, ABA No. 043-000-096, an amount equal to the Capital relating to the undivided percentage ownership interest then being purchased.
     (c) Effective on the date of each Funded Purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably based on the sum of the Capital plus the LC Participation Amount outstanding at such time) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.
     (d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator (for the benefit of the Purchasers and their assigns) a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreements, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrator (on behalf of the Purchasers and their assigns) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator, all the rights and remedies of a secured party under any applicable UCC.
     (e) Whenever the LC Bank issues a Letter of Credit pursuant to Section 1.12 hereof, each LC Participant shall, automatically and without further action of any kind upon the effective date of issuance of such Letter of Credit, have irrevocably deemed to make a Funded Purchase hereunder in the event that such Letter of Credit is subsequently drawn and such drawn amount shall not have been reimbursed pursuant to Section 1.14 upon such draw. All such Funded

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Purchases shall comprise Base Rate Portions of Capital in an amount equal to the amount of such draw (without regard to the numerical requirements set forth in Section 1.2(a)), shall be made ratably by the LC Participants according to their Pro Rata Shares and shall accrue Discount from the date of such draw. In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Funded Purchases shall expire with respect to such Letter of Credit and the LC Participation Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.
     Section 1.3 Purchased Interest Computation.
          The Purchased Interest shall be initially computed on the date of the initial purchase hereunder. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator in accordance with Section 2.2) be deemed to be 100%. The Purchased Interest shall become zero when the Capital thereof and Discount thereon shall have been paid in full, the LC Participation Amount has been cash collateralized in full, all the amounts owed by the Seller and the Servicer hereunder to the Issuer, the LC Bank, the LC Participants, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.
     Section 1.4 Settlement Procedures.
     (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.
     (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:
               (i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the Administrator (for the benefit of the Purchasers), out of the percentage of such Collections represented by the Purchased Interest, first, an amount equal to the Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in the Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside,
               (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Purchasers, the remainder of the percentage of such Collections represented by the Purchased Interest (to the extent representing a return on Capital); such remainder shall be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the

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Purchased Interest would exceed 100%, then the Servicer shall not remit such remainder to the Seller or reinvest, but shall set aside and hold in trust for the Administrator (for the benefit of the Purchasers (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%,
               (iii) if such day is a Termination Day, set aside, segregate and hold in trust for the Administrator (for the benefit of the Purchasers, and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) the entire remainder of the Purchasers’ Share of the Collections; provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the appropriate Person or Persons, such previously set-aside amounts shall, to the extent representing a return on Capital, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions, and
               (iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (w) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (x) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (z) all other amounts owed by the Seller under this Agreement to the Issuer, the LC Bank, any LC Participant, the Administrator, and any other Indemnified Party or Affected Person.
     (c) The Servicer shall deposit into the Administration Account (or such other account designated by the Administrator), on each Settlement Date, Collections held for the Administrator (for the benefit of the Purchasers) pursuant to clause (b)(i) or (f) plus the amount of Collections then held for the Administrator (for the benefit of the Purchasers) pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Arch Sales or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Arch Sales (or such Affiliate) that such right is revoked, Arch Sales (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the Purchasers’ Share of the Servicing Fee. On the last day of each Settlement Period, the Administrator will notify the Servicer by facsimile of the amount of Discount accrued with respect to each Portion of Capital during such Settlement Period or portion thereof.
     (d) Upon receipt of funds deposited into the Administration Account pursuant to clause (c), the Administrator shall cause such funds to be distributed as follows:
               (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to the Purchasers ratably (based on their respective Portions of Capital funded thereby) in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each Portion of Capital, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not

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retained such amounts pursuant to clause (c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the Purchasers’ Share of accrued Servicing Fees so set aside, and
               (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first, if Arch Sales or an Affiliate thereof is not the Servicer, to the Servicer in payment in full of the Purchasers’ Share of all accrued Servicing Fees, second, to the Purchasers ratably (based on their respective Portions of Capital funded thereby) in payment in full of all accrued Discount with respect to each Portion of Capital, third, to the Purchasers ratably (based on their respective Portions of Capital funded thereby) in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%), fourth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants, the amount necessary to cash collateralize the LC Participation Amount until the amount of cash collateral held in such LC Collateral Account equals the aggregate outstanding amount of the LC Participation Amount, fifth, if the Capital and accrued Discount with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than Arch Sales or an Affiliate thereof) have been paid in full, to the Purchasers ratably (based on their respective Portions of Capital funded thereby), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder, and sixth, to the Servicer (if the Servicer is Arch Sales or an Affiliate thereof) in payment in full of the Purchasers’ Share of all accrued Servicing Fees.
After the Capital, Discount, fees payable pursuant to the Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Purchasers, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, and (on and after a Termination Day) after the LC Participation Amount has been cash collateralized in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.
     (e) For the purposes of this Section 1.4:
               (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;
               (ii) if on any day any of the representations or warranties in Sections l(j) or 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as

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otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;
               (iii) except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
               (iv) if and to the extent the Administrator or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator or such Purchaser but rather to have been retained by the Seller and, accordingly, the Administrator or such Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
     (f) If at any time the Seller shall wish to cause the reduction of Capital (but not to commence the liquidation, or reduction to zero, of the entire Capital of the Purchased Interest), the Seller may do so as follows:
               (i) the Seller shall give the Administrator and the Servicer written notice in substantially the form of Annex C (each, a “Paydown Notice”) (A) at least two Business Days prior to the date of such reduction for any reduction of Capital less than or equal to $20,000,000 and (B) at least five Business Days prior to the date of such reduction for any reduction of Capital greater than $20,000,000, in each case such Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;
               (ii) (A) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction or (B) the Seller shall remit to the Administration Account in immediately available funds an amount equal to the desired amount of such reduction together with accrued and unpaid Discount, and Discount to accrue through the next Settlement Date, with respect to such Capital; and
               (iii) the Servicer shall hold such Collections in trust for the benefit of each of the Purchasers ratably (based on their respective Portions of Capital funded thereby), for payment to the Administrator on the next Settlement Date immediately following the current Settlement Period or such other date approved by the Administrator, and Capital shall be deemed reduced in the amount to be paid to the Administrator only when in fact finally so paid;
provided, that the amount of any such reduction shall be not less than $300,000 and shall be an integral multiple of $100,000 in excess thereof.

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     Section 1.5 Fees.
          The Seller shall pay to the Administrator, for the benefit of the Issuer, the LC Bank and each LC Participant, certain fees in the amounts and on the dates set forth in that certain fee letter agreement, dated the date hereof, among ACI, the Seller and the Administrator (as such fee letter agreement may be amended, supplemented or otherwise modified from time to time, the “Fee Letter”).
     Section 1.6 Payments and Computations, Etc.
     (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.
     (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.
     (c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.
     Section 1.7 Increased Costs.
     (a) If the Administrator, the LC Bank, the Issuer, any Purchaser, any Liquidity Provider, any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof, or (ii) any request, guideline or directive from Financial Accounting Standards Board (“FASB”), or any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or issue any Letter of Credit related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light

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of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Issuer or the Seller with the assets and liabilities of such Affected Person, such event shall constitute a circumstance on which such Person may base a claim for reimbursement under this Section 1.7. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law, rule or regulation or (ii) compliance with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof) in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.
     Section 1.8 Requirements of Law; Funding Losses.
     (I) If any Affected Person reasonably determines that the existence of or compliance with: (a) any law, rule or regulation or any change therein or in the interpretation or application thereof, or (b) any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), in either case, adopted, issued or occurring after the date hereof:
               (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof), or
               (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, or
               (iii) does or shall impose on such Affected Person any other condition,

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and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to, or issuing any Letter of Credit in respect of, the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate as to such amounts from such Affected Person to the Seller and the Administrator shall be conclusive and binding for all purposes, absent manifest error.
     (II) The Seller shall compensate each Affected Person, upon written request by such Person for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the Euro-Rate and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate if, for any reason, funding or maintaining such Portion of Capital at an interest rate determined by reference to the Euro-Rate does not occur on a date specified therefor.
     Section 1.9 Inability to Determine Euro-Rate.
     (a) If the Administrator determines before the first day of any Settlement Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, (i) deposits in dollars (in the relevant amounts for such Settlement Period) are not being offered to banks in the interbank eurodollar market for such Settlement Period, (ii) adequate means do not exist for ascertaining the Euro-Rate for such Settlement Period or (iii) the Euro-Rate does not accurately reflect the cost to any Purchaser (as determined by such Purchaser) of maintaining any Portion of Capital during such Settlement Period, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Settlement Period, be converted to the Alternate Rate determined by reference to the Base Rate.
     (b) If, on or before the first day of any Settlement Period, the Administrator shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Affected Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the

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Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Settlement Period if such Affected Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Affected Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day.
     Section 1.10 Taxes.
          The Seller agrees that any and all payments by the Seller under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding overall income or franchise taxes, in either case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized, operates or where its principal executive office is located or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Purchaser, any Liquidity Provider, Program Support Provider or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made. Whenever any Taxes are payable by the Seller, the Seller agrees that, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or any Liquidity Provider or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental taxes, interest or penalties that may become payable by such party as a result of any such failure.
     Section 1.11 Letters of Credit.
          Subject to the terms and conditions hereof, the LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of Seller (and, if applicable, on behalf of, or for the account of, the Transferor in favor of such beneficiaries as the Transferor may elect); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit would then cause the sum of (i) the Capital plus (ii) the LC Participation Amount to exceed the Purchase Limit. The LC Participation Amount shall not exceed in the aggregate, at any time, the aggregate of the Commitments of the LC Bank and the LC Participants. All amounts drawn

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upon Letters of Credit shall accrue Discount. Letters of Credit that have not been drawn upon shall not accrue Discount.
     Section 1.12 Issuance of Letters of Credit.
     (a) The Seller may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m., New York time, to issue a Letter of Credit by delivering to the Administrator, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex E attached hereto completed to the satisfaction of the Administrator and the LC Bank; and, such other certificates, documents and other papers and information as the Administrator may reasonably request. The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrator upon any amendment, extension or renewal of any Letter of Credit.
     (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the Facility Termination Date. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by the LC Bank (“UCP 500”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank (the “ISP98 Rules”), as determined by the LC Bank.
     (c) The Administrator shall promptly notify the LC Bank, at its address for notices hereunder, and each LC Participant of the request by the Seller for a Letter of Credit hereunder, and shall provide the LC Bank with the Letter of Credit Application delivered to the Administrator by the Seller pursuant to paragraph (a), above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m., New York time, on such day, on the next Business Day.
     Section 1.13 Requirements For Issuance of Letters of Credit.
     The Seller shall authorize and direct the LC Bank to name the Seller as the “Applicant” or “Account Party” of each Letter of Credit.
     Section 1.14 Disbursements, Reimbursement.
     (a) Immediately upon the issuance of each Letter of Credit, each LC Participant shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such LC Participant’s Pro Rata Share of the face amount of such Letter of Credit and the amount of such drawing, respectively.

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     (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator and the Seller of such request. Provided that it shall have received such notice, the Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to 12:00 p.m., New York time, on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 12:00 p.m., New York time, on the Drawing Date, the LC Bank will promptly notify each LC Participant thereof, and the Seller shall be deemed to have requested that a Funded Purchase be made by the LC Bank and the LC Participants to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Purchase Limit. Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (c) Each LC Participant shall upon any notice pursuant to subclause (b) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the LC Participants shall each be deemed to have made a Funded Purchase in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Capital on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this subclause (c), provided that such LC Participant shall not be obligated to pay interest as provided in this subclauses (i) and (ii) above until and commencing from the date of receipt of notice from the LC Bank or the Administrator of a drawing. Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.
     Section 1.15 Repayment of Participation Advances.
     (a) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a participation advance to the LC Bank, or (ii) in payment of Discount on the Funded Purchases made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC

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Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.
     (b) If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate.
     Section 1.16 Documentation.
          The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
     Section 1.17 Determination to Honor Drawing Request.
          In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
     Section 1.18 Nature of Participation and Reimbursement Obligations.
          Each LC Participant’s obligation in accordance with this Agreement to make participation advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:
               (i) any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrator, the Issuer, the Seller or any other Person for any reason whatsoever;
               (ii) the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for

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Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of participation advances hereunder;
               (iii) any lack of validity or enforceability of any Letter of Credit;
               (iv) any claim of breach of warranty that might be made by the Seller, the LC Bank or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, the Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);
               (v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;
               (vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;
               (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
               (viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
               (ix) any Material Adverse Effect on the Seller, the Transferor, any Originator or any Affiliates thereof;
               (x) any breach of this Agreement or any Transaction Document by any party thereto;
               (xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, the Transferor, any Originator or any Affiliate thereof;

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               (xii) the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;
               (xiii) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and
               (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     Section 1.19 Indemnity.
          In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrator, the LC Bank, each LC Participant and any of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrator, the LC Bank, any LC Participant or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).
     Section 1.20 Liability for Acts and Omissions.
          As between the Seller, on the one hand, and the Administrator, the LC Bank, the LC Participants and the Issuer, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrator, the LC Bank, the LC Participants or the Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order

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to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank, the LC Participants and the Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Administrator, the LC Bank, the LC Participants, the Issuer or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
          Without limiting the generality of the foregoing, the Administrator, the LC Bank, the LC Participants and the Issuer and each of its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, the LC Participants, the Issuer or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any LC Participant or any other Person.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS
     Section 2.1 Representations and Warranties; Covenants.
          Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it as set forth in Exhibits III and IV, respectively.
     Section 2.2 Termination Events.
          If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchasers and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.
ARTICLE III
INDEMNIFICATION
     Section 3.1 Indemnities by the Seller.
          Without limiting any other rights that the Administrator, the Purchasers, the Liquidity Providers, any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or permitted assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses, liabilities, penalties and Taxes (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Purchased Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrator as attorney-in-fact for the Seller, the Transferor or any Originator hereunder or under any other Transaction Document) whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent: (a) a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Transferor, any Originator, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts include Taxes imposed or based on, or measured by, the gross or net

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income or receipts of such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized, operates or where its principal executive office is located (or any political subdivision thereof); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following:
               (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to any Purchaser or the Administrator with respect to Receivables or this Agreement to be true and correct,
               (ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any employee or agent of the Seller) under or in connection with this Agreement, any Information Package or any other information or report delivered by or on behalf of the Seller pursuant hereto to have been true and correct as of the date made or deemed made when made,
               (iii) the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable or the non-conformity of any Receivable with any such applicable law, rule or regulation,
               (iv) the failure of the Seller to vest and maintain vested in the Administrator (on behalf of the Purchasers) a perfected ownership interest or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim,
               (v) any commingling of funds to which the Administrator or any Purchaser is entitled hereunder with any other funds;
               (vi) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;
               (vii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
               (viii) any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

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               (ix) any action taken by the Administrator as attorney-in-fact for the Seller, the Transferor or any Originator pursuant to this Agreement or any other Transaction Document;
               (x) any environmental liability claim or products liability claim or other claim, investigation, litigation or proceeding, arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;
               (xi) the use of proceeds of purchases or reinvestments or the issuance of any Letter of Credit; or
               (xii) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
     Section 3.2 Indemnities by the Servicer.
          Without limiting any other rights that the Administrator, any Purchasers, any Liquidity Provider, any Program Support Provider or any other Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.
ARTICLE IV
ADMINISTRATION AND COLLECTIONS
     Section 4.1 Appointment of the Servicer.
     (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to Arch Sales (in accordance with this Section) of the designation of a new Servicer, Arch Sales is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may designate as Servicer any Person (including itself) to succeed Arch Sales or any successor Servicer, on the condition in each case

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that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
     (b) Upon the designation of a successor Servicer as set forth in clause (a), Arch Sales agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Arch Sales shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.
     (c) Arch Sales acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and the Purchasers have relied on Arch Sales’ agreement to act as Servicer hereunder. Accordingly, Arch Sales agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrator and the Purchasers.
     (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) each such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and the Purchasers shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or the Transferor, the Administrator shall have consented in writing in advance to such delegation.
     Section 4.2 Duties of the Servicer.
     (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the accounts of the Seller and the Purchasers, the amount of the Collections to which each is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and the related Contracts as the Servicer may determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policy or required under applicable laws, rules or regulations or the applicable Contract; provided, however, that for the purposes of this Agreement (i) such action shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable under this Agreement or limit the rights of any of the Purchasers or the Administrator under this Agreement or any other Transaction Document and (iii) if a Termination Event has occurred and is continuing and Arch

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Sales or an Affiliate thereof is serving as the Servicer, Arch Sales or such Affiliate may take such action only upon the prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of the Purchasers), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator may direct the Servicer (whether the Servicer is Arch Sales or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.
     (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Arch Sales or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Arch Sales or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
     (c) The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date the LC Participation Amount is cash collateralized in full and (iv) the date on which all amounts required to be paid to the Purchasers, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full. After such termination, if Arch Sales or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
     Section 4.3 Lock-Box Account Arrangements.
          Prior to the initial purchase hereunder, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered original counterparts thereof to the Administrator. Upon the occurrence of a Termination Event, the Administrator may at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer

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thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Purchasers, any Indemnified Party, any Affected Person or any other Person hereunder or under any other Transaction Document, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).
     Section 4.4 Enforcement Rights.
     (a) At any time following the occurrence and during the continuation of a Termination Event:
               (i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,
               (ii) the Administrator may instruct the Seller or the Servicer to give notice of the Purchasers’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of the Purchasers), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and
               (iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.
     (b) The Seller hereby authorizes the Administrator, and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, following the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it

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shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
     Section 4.5 Responsibilities of the Seller.
     (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator or any Purchaser of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. Neither the Administrator nor any Purchaser shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, the Transferor, ACI or any Originator thereunder.
     (b) Arch Sales hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Arch Sales shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Arch Sales conducted such data-processing functions while it acted as the Servicer.
     Section 4.6 Servicing Fee.
     (a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The Purchasers’ Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller on each Settlement Date.
     (b) If the Servicer ceases to be Arch Sales or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.
     Section 4.7 Authorization and Action of the Administrator.
     (a) Each Purchaser hereby accepts the appointment of and irrevocably authorizes the Administrator to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any

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provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provisions of this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Administrator hereunder shall terminate on the later of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date the LC Participation Amount is cash collateralized in full and (iv) the date on which all amounts required to be paid by the Seller under this Agreement to any Purchaser, the Administrator and any other Indemnified Party or Affected Person shall have been paid in full.
     (b) Except as otherwise specifically provided in this Agreement, the provisions of this Section 4.7 are solely for the benefit of the Administrator and the Purchasers, and none of the Seller or the Servicer shall have any rights as a third party beneficiary or otherwise under any of the provisions of this Section 4.7, except that this Section 4.7 shall not affect any obligations which the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement.
     (c) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns.
     Section 4.8 Nature of Administrator’s Duties; Delegation of Administrator’s Duties; Exculpatory Duties.
     (a) The Administrator shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The duties of the Administrator shall be mechanical and administrative in nature. The Administrator shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser. Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrator any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein. The Administrator shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect to the Seller, any Originator, the Transferor, any Sub-Servicer or the Servicer, whether coming into its possession before the date hereof or at any time or times thereafter. If the Administrator seeks the consent or approval of the Purchasers to the taking or refraining from taking any action hereunder, the Administrator shall send notice thereof to each Purchaser. The Administrator shall promptly notify each Purchaser any time that the Purchasers have instructed the Administrator to act or refrain from acting pursuant hereto.
     (b) The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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     (c) Neither the Administrator nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the required Purchasers or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Sub-Servicer, the Servicer, the Transferor, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Sub-Servicer, the Servicer, the Transferor, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, the Transferor, any Originator or any of their respective Affiliates.
     Section 4.9 UCC Filings.
          Each of the Seller and the Purchasers expressly recognizes and agrees that the Administrator may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the transfer of the Purchased Interest from the Seller to the Purchasers, that such listing shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the beneficial owners of the Purchased Interest. In addition, such listing shall impose no duties on the Administrator other than those expressly and specifically undertaken in accordance with this Section 4.9.
     Section 4.10 Administrator’s Reliance, Etc.
          Neither the Administrator nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it as Administrator under or in connection with this Agreement except for its own gross negligence or willful misconduct. Without limiting the foregoing, the Administrator: (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, the Servicer, any Sub-Servicer, the Transferor or any Originator or to inspect the property (including the books and records) of the Seller, the Servicer, any Sub-Servicer, the Transferor or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine

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and signed or sent by the proper party or parties. The Administrator may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the other Transaction Documents the Administrator is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrator shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Transaction Documents until it shall have received such instructions from the Issuer and the Majority LC Participants (or, where expressly required hereunder, from the Required LC Participants or all of the LC Participants). Without limiting the foregoing, neither the Issuer, the LC Bank nor any LC Participant shall have any right of action whatsoever against the Administrator as a result of the Administrator acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the Issuer and the Majority LC Participants (or, where expressly required hereunder, the Required LC Participants or all of the LC Participants). The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the required Purchasers or the Required LC Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrator.
     Section 4.11 Administrator and Affiliates.
          To the extent that the Administrator or any of its Affiliates is or shall become an LC Participant hereunder, the Administrator or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement as would any other LC Participant hereunder and may exercise the same as though it were not the Administrator. The Administrator and its Affiliates may generally engage in any kind of business with the Seller, the Transferor, any Originator, ACI, any Sub-Servicer or the Servicer, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Transferor, any Originator, ACI, any Sub-Servicer or the Servicer or any of their respective Affiliates, all as if it were not the Administrator hereunder and without any duty to account therefor to the Issuer or the LC Participants.
     Section 4.12 Notice of Termination Events.
          The Administrator shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless it has received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the required Purchasers (unless such action otherwise requires the consent of all Purchasers, the LC Bank and/or the Required LC Participants), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers.

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     Section 4.13 Non-Reliance on Administrator and other Purchasers; Administrators and Affiliates.
     (a) Each Purchaser expressly acknowledges that neither the Administrator nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator hereafter taken, including any review of the affairs of the Seller, the Transferor, ACI, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator. Each Purchaser represents and warrants to the Administrator that it has, independently and without reliance upon the Administrator, the LC Bank or any Purchaser and based on such documents and information as it has deemed appropriate, made and will continue to make its own appraisal of any investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness or the Seller, the Transferor, ACI, the Servicer or the Originators, and made its own evaluation and decision to enter into this Agreement. Except for terms specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, the Transferor, ACI, the Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     (b) Each of the Purchasers and the Administrator and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, the Transferor, ACI, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, the Administrator in its individual capacity.
     Section 4.14 Indemnification.
          Each LC Participant agrees to indemnify and hold harmless the Administrator and its officers, directors, employees, representatives and agents and the LC Bank (to the extent not reimbursed by the Seller, the Transferor, the Servicer or any Originator and without limiting the obligation of the Seller, the Transferor, the Servicer, or any Originator to do so), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, settlements, costs, expenses and, or disbursements of any kind or nature whatsoever (including, in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by, or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith; provided, however, that no LC Participant shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Administrator’s or the LC Bank’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing,

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each LC Participant agrees to reimburse the Administrator and the LC Bank, ratably according to their Pro Rata Shares, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrator or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement.
     Section 4.15 Successor Administrator.
          The Administrator may, upon at least thirty (30) days’ notice to the Seller, the Purchasers and the Servicer, resign as Administrator. Such resignation shall not become effective until a successor Administrator is appointed by the Issuer and the LC Bank and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article IV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Amendments, Etc.
          No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the LC Bank and the Majority LC Participants; provided, however, that no such amendment shall (i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Discount in respect of any Portion of Capital or any fees owed to a Purchaser without the prior written consent of such Purchaser; (ii) forgive or waive or otherwise excuse any repayment of Capital without the prior written consent of each Purchaser affected thereby; (iii) increase the Commitment of any Purchaser without its prior written consent; (iv) amend or modify the Pro Rata Share of any LC Participant without its prior written consent; (v) amend or modify the provisions of this Section 5.1 or the definition of “Majority LC Participants” or “Required LC Participants” without the prior written consent of the LC Bank and all LC Participants; (vi) waive any Termination Event arising from an Insolvency Proceeding with respect to Seller, the Transferor, the Servicer or any Originator without the prior written consent of the LC Bank and all LC Participants; (vii) without the prior written consent of the LC Participant affected thereby, waive, amend or otherwise modify the definition of Scheduled Commitment Termination Date for such LC Participant; (viii) amend, modify or otherwise affect the rights or duties of the Administrator or the LC Bank hereunder without the prior written consent of the Administrator or the LC Bank, as the case may be; or (ix) amend, waive or modify any definition or provision expressly requiring the consent of the Required LC Participants without the prior written consent of the LC Bank and the Required LC Participants, and, in the case of any amendment, by the

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other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No failure on the part of any Purchaser or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     Section 5.2 Notices, Etc.
          All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by facsimile, or by overnight mail, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.
     Section 5.3 Successors and Assigns; Assignability; Participations.
     (a) Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrator, the LC Bank and the Required LC Participants. Each of the LC Participants, with the prior written consent of the Administrator, the LC Bank, the Servicer and the Seller (such consent not to be unreasonably withheld, conditioned or delayed), may assign any of its interests, rights and obligations hereunder to an Eligible Assignee; provided, that (i) the Commitment amount to be assigned by any such LC Participant hereunder shall not be less than $5,000,000 and (ii) prior to the effective date of any such assignment, the assignee and assignor shall have executed and delivered to the Administrator and the LC Bank an assignment and acceptance agreement in form and substance satisfactory to the Administrator and the LC Bank. Upon the effectiveness of any such permitted assignment, (i) the assignee thereunder shall, to the extent of the interests assigned to it, be entitled to the interests, rights and obligations of an LC Participant under this Agreement and (ii) the assigning LC Participant shall, to the extent of the interest assigned, be released from any further obligations under this Agreement.
     (b) Participations. Notwithstanding anything contained in paragraph (a) of this Section 5.3, each of the LC Bank and each LC Participant may sell participations in all or any part of any Funded Purchase or Funded Purchases made by such LC Participant to another bank or other entity (the “Participant”) so long as (i) no such grant of a participation shall, without the consent of the Seller, require the Seller to file a registration statement with the SEC and (ii) no holder of any such participation shall be entitled to require such LC Participant to take or omit to

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take any action hereunder except that such LC Participant may agree with such participant that, without such Participant’s consent, such LC Participant will not consent to an amendment, modification or waiver referred to in clauses (i) through (vi) of Section 5.1. Any such Participant shall not have any rights hereunder or under the Transaction Documents except that such Participant shall have rights under Sections 1.7, 1.8 and 1.9 hereunder as if it were an LC Participant; provided that no such Participant shall be entitled to receive any payment pursuant to such sections which is greater in amount than the payment which the transferor LC Participant would have otherwise been entitled to receive in respect of the participation interest so sold.
     (c) Assignments by Issuer. This Agreement and the Issuer’s rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in whole or in part, by the Issuer and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that no such consent shall be required if the assignment is made to PNC, any Affiliate of PNC (other than a director or officer of PNC), any Liquidity Provider or other Program Support Provider or any Person that is: (i) in the business of issuing Notes and (ii) associated with or administered by PNC or any Affiliate of PNC. Each assignor may, in connection with the assignment, disclose to the applicable assignee (that shall have agreed to be bound by Section 5.6) any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, the Issuer or the Administrator. The Administrator shall give prior written notice to Seller of any assignment of the Issuer’s rights and obligations (including ownership of the Purchased Interest to any Person other than a Program Support Provider).
     (d) Assignments to Liquidity Providers and other Program Support Providers. The Issuer may at any time grant to one or more of its Liquidity Providers or other Program Support Providers participating interests in the Purchased Interest. In the event of any such grant by the Issuer of a participating interest to a Liquidity Provider or other Program Support Provider, the Issuer shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider shall be entitled to the benefits of Sections 1.7 and 1.8.
     (e) Assignment by Administrator. This Agreement and the rights and obligations of the Administrator hereunder shall be assignable, in whole or in part, by the Administrator and its successors and assigns; provided, that unless: (i) such assignment is to an Affiliate of PNC, (ii) it becomes unlawful for PNC to serve as the Administrator or (iii) a Termination Event exists, the Seller has consented to such assignment, which consent shall not be unreasonably withheld, conditioned or delayed.
     (f) Except as provided in Section 4.1 (d), neither the Seller nor the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Administrator.
     (g) Without limiting any other rights that may be available under applicable law, the rights of the Issuer and each Liquidity Provider may be enforced through it or by its agents.

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     Section 5.4 Costs, Expenses and Taxes.
     (a) By way of clarification, and not of limitation, of Sections 1.7, 1.19 or 3.1, the Seller shall pay to the Administrator and/or any Purchaser on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents, (ii) the sale of the Purchased Interest (or any portion thereof), (iii) the perfection (and continuation) of the Administrator’s rights in the Receivables, Collections and other Pool Assets, (iv) the enforcement by the Administrator or the Purchasers of the obligations of the Seller, the Transferor, the Servicer or the Originators under the Transaction Documents or of any Obligor under a Receivable and (v) the maintenance by the Administrator of the Lock-Box Accounts (and any related lock-box or post office box), including reasonable fees, costs and expenses of legal counsel for the Administrator the Purchasers relating to any of the foregoing or to advising the Administrator, any Purchaser, any Liquidity Provider or any other Program Support Provider about its rights and remedies under any Transaction Document and all costs and expenses (including reasonable counsel fees and expenses) of the Administrator and any Purchaser in connection with the enforcement of the Transaction Documents and in connection with the administration of the Transaction Documents. Subject to Section 1(e) of Exhibit IV of this Agreement, the Seller shall reimburse the Administrator and each Purchaser for the cost of such Person’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller or the Servicer. The Seller shall reimburse the Issuer for any amounts the Issuer must pay to any Liquidity Provider or other Program Support Provider on account of any Tax. The Seller shall reimburse the Issuer on demand for all reasonable costs and expenses incurred by the Issuer or any holder of membership interests of the Issuer in connection with the Transaction Documents or the transactions contemplated thereby, including costs related to the auditing of the Issuer’s books by certified public accountants, and the Rating Agencies and fees and out of pocket expenses of counsel of the Administrator and any Purchaser, or any membership interest holder, or administrator, of such for advice relating to the Issuer’s operation.
     (b) All payments made by the Seller to the Administrator, any Purchaser, Liquidity Provider or other Program Support Provider hereunder shall be made without withholding for or on account of any present or future taxes (other than those imposed or based on the gross or net income or receipts of the recipient by the jurisdiction under the laws of which such Person is organized, operates or where its principal executive office is located or any political subdivision thereof). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by such Person free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that such Person would have received had such withholding not been made. If any such Person pays any such taxes, penalties or interest the Seller shall reimburse such Person for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to such Person on whose account such withholding was made on or before the thirtieth day after payment.

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     (c) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or the other documents or agreements to be delivered hereunder or thereunder, and agrees to save each Indemnified Party and Affected Person harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     Section 5.5 No Proceedings; Limitation on Payments.
     (a) Each of the Seller, the Servicer, the Administrator, the LC Bank, each LC Participant and each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by the Issuer is paid in full. The provisions of this paragraph shall survive any termination of this Agreement.
     (b) Notwithstanding any provisions contained in this Agreement to the contrary, the Issuer shall not and shall not be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) the Issuer has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) the Issuer could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing the Issuer’s securitization program or (y) all Notes are paid in full. Any amount which the Issuer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of the Issuer for any such insufficiency unless and until the Issuer satisfies the provisions of clauses (i) and (ii) above. The provisions of this paragraph shall survive any termination of this Agreement.
     Section 5.6 Confidentiality.
          Unless otherwise required by applicable law, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed: (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser, (b) to the Seller’s legal counsel and auditors if they agree to hold it confidential, subject to applicable law, (c) in connection with any legal proceeding arising out of or in connection with this Agreement or any other Transaction Document or the preservation or maintenance of that party’s rights hereunder or thereunder, (d) if required to do so by a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise, (e) pursuant to any law in accordance with which that party is required or accustomed to act (including applicable SEC requirements), (f) to any Governmental Authority, and (g) to any Person in connection with any credit agreement or other financing

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transaction. The restrictions in the preceding sentence shall not apply to disclosures to any party to this Agreement by any other party hereto, information already known to a recipient otherwise than in breach of this Section, information also received from another source on terms not requiring it to be kept confidential, or information that is or becomes publicly available otherwise than in breach of this Section. Unless otherwise required by applicable law, each of the Administrator and the Purchasers agrees to maintain the confidentiality of non-public financial information regarding ACI, the Seller, the Transferor, the Servicer and the Originators; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to ACI, (ii) legal counsel and auditors of the Purchasers or the Administrator if they agree to hold it confidential, (iii) if applicable, the Rating Agencies rating the Notes of any Issuer, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agency placing the Notes and (vi) any regulatory authorities or Governmental Authority having jurisdiction over the Administrator, any Purchaser, any Program Support Provider or any Liquidity Provider.
     Section 5.7 GOVERNING LAW AND JURISDICTION.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
     Section 5.8 Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

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     Section 5.9 Survival of Termination; Non-Waiver.
          The provisions of Sections 1.7, 1.8, 1.18, 1.19, 3.1, 3.2, 5.4, 5.5, 5.6, 5.7, 5.10 and 5.14 shall survive any termination of this Agreement.
     Section 5.10 WAIVER OF JURY TRIAL.
          EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
     Section 5.11 Entire Agreement.
          This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     Section 5.12 Headings.
          The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.
     Section 5.13 Right of Setoff.
          Each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured); provided that such Purchaser shall notify Seller concurrently with such setoff.

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     Section 5.14 Issuer’s Liabilities.
          The obligations of the Issuer under the Transaction Documents are solely the limited liability company obligations of the Issuer. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any member, employee, officer, director or incorporator of the Issuer; provided, however, that this Section shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.
     Section 5.15 Sharing of Recoveries.
          Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ARCH RECEIVABLE COMPANY, LLC,
as Seller

By:	/s/ James E. Florczak

Name:	James E. Florczak

Title:	Vice President & Treasurer

Address:	One CityPlace Drive, Suite 300
St. Louis, MO 63141

Attention:	James E. Florczak,
Vice President and Treasurer

Telephone:	314-994-2785

Facsimile:	314-994-2739

ARCH COAL SALES COMPANY, INC.,
as initial Servicer

By:	/s/ James E. Florczak

Name:	James E. Florczak

Title:	Vice President & Treasurer

Address:	One CityPlace Drive, Suite 300
St. Louis, MO 63141
Attention:	James E. Florczak,
Vice President and Treasurer
Telephone:	314-994-2785
Facsimile:	314-994-2739

S-1	Receivables Purchase Agreement
(ARCH COAL)

MARKET STREET FUNDING LLC,
as Issuer

By:	/s/ Doris J. Hearn

Name:	Doris J. Hearn

Title:	Vice President

Address:	Market Street Funding LLC
c/o AMACAR Group, LLC
6525 Morrison Boulevard, Suite 318
Charlotte, NC 28211

Attention:	Doug Johnson
Telephone:	704-365-0569
Facsimile:	704-365-1362

With a copy to:

PNC Bank, National Association
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: John T. Smathers
Telephone No.: 412-762-6440
Facsimile No.: 412-762-9184
Commitment: $100,000,000

S-2	Receivables Purchase Agreement
(ARCH COAL)

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:	/s/ John T. Smathers

Name:	John T. Smathers
Title:	Vice President

Address:	PNC Bank, National Association
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention:	John T. Smathers
Telephone:	412-762-6440
Facsimile:	412-762-9184

LC BANK/LC PARTICIPANTS:

PNC BANK, NATIONAL ASSOCIATION,
as the LC Bank and as an LC Participant

By:	/s/ Richard Munsick

Name:	Richard Munsick
Title:	Senior Vice President

Address:	PNC Bank, National Association
500 First Avenue
Third Floor
Pittsburgh, PA 15219
Attention:	Richard Munsick
Telephone:	412-762-4299
Facsimile:	412-762-9184

Commitment:	$100,000,000
Pro-Rata Share:	100%

S-3	Receivables Purchase Agreement
(ARCH COAL)

EXHIBIT I
DEFINITIONS
     As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.
     “ACI” means Arch Coal, Inc., a Delaware corporation.
     “Administration Account” means the account number 1002422076 of the Administrator maintained at the office of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, or such other account as may be so designated in writing by the Administrator to the Servicer.
     “Administrator” has the meaning set forth in the preamble to the Agreement.
     “Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of, or assigned to, the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.
     “Affected Person” has the meaning set forth in Section 1.7 of the Agreement.
     “Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Issuer, Affiliate shall mean the holder(s) of its membership interests. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.
     “Agreement” has the meaning set forth in the preamble to the Agreement.
     “Alternate Rate” for any Settlement Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes means an interest rate per annum equal to: (a) 2.0% per annum above the Euro-Rate for such Settlement Period, or, in the sole discretion of the applicable Purchaser (b) the Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate in effect on such day.
     “Arch Sales” has the meaning set forth in the preamble to the Agreement.
     “Arch Western Group” means Arch Western Resources, LLC, a Delaware limited liability company, and any of its Subsidiaries.

     “Attorney Costs” means and includes all reasonable fees, costs, expenses and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.
     “Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
     “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:
     (a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “reference rate” (such “reference rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate), and
     (b) 0.50% per annum above the latest Federal Funds Rate.
     “Base Rate Portion of Capital” shall mean a Portion of Capital, the Discount with respect to which is calculated at a per annum rate based on the interest rate determined by reference to the Base Rate.
     “BBA” means the British Bankers’ Association.
     “Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, the Transferor, any Originator, ACI or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
     “Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York, or Pittsburgh, Pennsylvania; and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.
     “Capital” means the aggregate amounts paid to the Seller in connection with Funded Purchases in respect of the Purchased Interest by the Purchasers pursuant to Section 1.2 of the Agreement (including Section 1.2(e)), as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
     “Change in Control” means (a) ACI ceases to own, directly or indirectly, 100% of the issued and outstanding capital stock of Arch Sales free and clear of all Adverse Claims (other than the lien in favor of PNC, as administrative agent or collateral agent, under any revolving credit agreement of ACI) or ceases to own, directly or indirectly, 100% of the membership interests of the Seller free and clear of all Adverse Claims (other than the lien in favor of PNC, as administrative agent or collateral agent, under any revolving credit agreement of ACI); or (b) any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 35% or more of the voting capital stock of ACI; or (c) within a period of twelve (12) consecutive calendar months, individuals who (1) were directors of ACI on the first day of such period, (2) were nominated for election by the ACI, or (3) were appointed by the board shall cease to constitute a majority of the board of directors of ACI.
     “Closing Date” means February 10, 2006.
     “Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Transferor, ACI, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.
     “Commitment” shall mean, (i) as to the Issuer, that dollar amount set forth as the “Commitment” under its name on the signature pages to the Agreement and (ii) as to any LC Participant, its commitment to make participation advances and/or share in draws, in each case, under Letters of Credit up to that dollar amount set forth as the “Commitment” under its name on the signature pages to the Agreement (or, as applicable, set forth in any amendment thereto or set forth in any assignment agreement entered into pursuant to Section 5.3 as such dollar amount may be reduced pursuant to Section 1.1(b) of the Agreement) and “Commitments” shall mean the aggregate commitments of the LC Participants to make participating advances in the Letters of Credit up to the Purchase Limit (or, if less, the amount permitted under Section 1.1(a)).
     “Commodity Hedge” means a price protection agreement: (i) related to crude oil, diesel fuel, heating oil, coal, SO2 allowances or other commodities used in the ordinary course of business of ACI and its Affiliates and (ii) entered into by ACI and its Affiliates for hedging purposes in the ordinary course of the operations of their business.
     “Company Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.
     “Concentration Percentage” means: (a) for any Group A Obligor, 16%, (b) for any Group B Obligor, 16%, (c) for any Group C Obligor, 8% and (d) for any Group D Obligor, 4%; provided, that the Concentration Percentage for TVA, so long as TVA maintains a long term debt rating of “AAA” by Standard & Poor’s and “Aaa” by Moody’s, shall be 25%.
     “Concentration Reserve” means at any time, the product of (a) the Capital plus the LC Participation Amount, and (b)(i) the Concentration Reserve Percentage divided by (ii) 1 minus the Concentration Reserve Percentage.

     “Concentration Reserve Percentage” means, at any time, the (a) largest of the following (i) the sum of the four (4) largest Group D Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (ii) the sum of the two (2) largest Group C Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iii) the largest Group B Obligor Receivables balance (up to the Concentration Percentage for each Obligor), and (iv) the largest Group A Obligor Receivables balance (up to the Concentration Percentage for such Obligor), divided by (b) the sum of the outstanding balances of all Eligible Receivables.
     “Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
     “CP Rate” means for any Settlement Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Issuer and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by the Issuer, other borrowings by the Issuer (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Issuer to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of the Issuer); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Settlement Period, the applicable Issuer shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Issuer in respect of Discount for any Settlement Period with respect to any Portion of Capital funded by the Issuer at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that the Issuer had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by the Issuer from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity). The “CP Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate as in effect on such day.
     “Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators and the Transferor in effect on the Closing Date and described in Schedule I to the Agreement, as modified in compliance with the Agreement.
     “Cut-off Date” has the meaning set forth in the Sale Agreements.

     “Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b) (i) the aggregate credit sales made by the Originators and the Transferor during the three calendar months ended on the last day of such calendar month divided by (ii) 90.
     “Debt” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payable and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of any such Indebtedness. It is understood that obligations in respect of any Hedging Transaction shall not be deemed to be Debt.
     “Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month (other than Receivables that became Defaulted Receivables as a result of an Insolvency Proceeding with respect to the Obligor thereof during such month), by (b) the aggregate credit sales made by the Originators and the Transferor during the month that is seven calendar months before such month.
     “Defaulted Receivable” means a Receivable:
     (a) as to which any payment, or part thereof, remains unpaid for more than 150 days from the original due date for such payment, or
     (b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the applicable Originator’s or the Transferor’s books as uncollectible.
     “Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
     “Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

     “Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originators and the Transferor during the two most recent calendar months to (b) the Net Receivables Pool Balance at the last day of the most recent calendar month.
     “Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month by (b) the aggregate credit sales made by the Originators and the Transferor during the calendar month that is one month prior to such calendar month.
     “Dilution Reserve” means, on any day, an amount equal to: (a) the sum of the Capital plus the LC Participation Amount at the close of business of the Servicer on such day multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.
     “Dilution Reserve Percentage” means on any day, the greater of (a) 5% and (b) the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2.00 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Spike Factor.
     “Discount” means:
     (a) for the Portion of Capital for any Settlement Period to the extent the Issuer will be funding such Portion of Capital during such Settlement Period through the issuance of Notes:
CPR x C x ED/360
     (b) for the Portion of Capital for any Settlement Period to the extent the Issuer will not be funding such Portion of Capital during such Settlement Period through the issuance of Notes or, to the extent the LC Bank and/or any LC Participant has made a Funded Purchase, in connection with any drawing under a Letter of Credit, which accrues Discount pursuant to Section 1.2(e) of the Agreement:
AR x C x ED/Year + TF
     where:

AR	=	the Alternate Rate for the Portion of Capital for such Settlement Period,
C	=	the Portion of Capital during such Settlement Period,
CPR	=	the CP Rate for the Portion of Capital for such Settlement Period,
ED	=	the actual number of days during such Settlement Period,

Year	=	if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and
TF	=	the Termination Fee, if any, for the Portion of Capital for such Settlement Period;
provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
     “Drawing Date” has the meaning set forth in Section 1.14 of the Agreement.
     “Eligible Assignee” means any bank or financial institution acceptable to the LC Bank and the Administrator.
     “Eligible Foreign Obligor” means an Obligor which is a resident of any country (other than the United States of America) that has a short-term foreign currency rating (or, if such country does not have such a short-term foreign currency rating, a long-term foreign currency rating) of at least “A2” (or “A”) by Standard & Poor’s and “P-1” (or “A2”) by Moody’s.
     “Eligible Receivable” means, at any time, a Pool Receivable:
     (a) the Obligor of which is: (A) (i) a United States resident or (ii) an Eligible Foreign Obligor; (B) not (i) a United States Federal Government Authority or (ii) a governmental entity within the State of Ohio; provided that TVA shall not be subject to the restriction set forth in clause (B)(i) above; (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement; and (iv) not an Affiliate of ACI, the Transferor, the Servicer or any other Originator,
     (b) that is denominated and payable only in U.S. dollars in the United States, and the Obligor with respect to which has been instructed to remit Collections in respect thereof to a Lock-Box Account in the United States of America,
     (c) that does not have a stated maturity which is more than 30 days after the original invoice date of such Receivable,
     (d) that arises under a duly authorized Contract for the sale and delivery of goods or services in the ordinary course of the applicable Originator’s or the Transferor’s business,
     (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

     (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,
     (g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim, provided that, with respect to any Pool Receivable which is subject to any such claim, the amount of such Pool Receivable which shall be treated as an Eligible Receivable shall equal the excess of the amount of such Pool Receivable over the amount of such claim asserted by or available to the related Obligor,
     (h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,
     (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,
     (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),
     (k) for which the Administrator (on behalf of the Purchasers) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,
     (l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,
     (m) that is neither a Defaulted Receivable nor a Delinquent Receivable,
     (n) for which neither the Originator thereof, the Transferor, the Seller nor the Servicer has established any offset arrangements with the related Obligor,
     (o) for which the sum of the Outstanding Balances of all Receivables of the related Obligor with respect to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment do not exceed 35.00% of the Outstanding Balance of all such Obligor’s Receivables,
     (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or the Transferor, and
     (q) that if such Receivable has not yet been billed, the related coal has been shipped within the last 60 days.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
     “ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, the Transferor, any Originator or ACI, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, the Transferor, any Originator or ACI, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, the Transferor, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).
     “Euro-Rate” means with respect to any Settlement Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrator in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor

1.00 — Euro-Rate Reserve Percentage
where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).
     “Excess Concentration” means the sum of the following amounts: (i) the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to the Concentration Percentage for such Obligor multiplied by the Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Canadian resident exceeds 15% of the aggregate

Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool the Obligor of which is an Eligible Foreign Obligor (other than a resident of Canada) exceeds 5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (iv) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the coal with respect to which has been shipped but not yet billed for more than 30 days but not more than 60 days from shipment exceeds 10% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
     “Excluded Subsidiary” means Arch Western Acquisition Corporation, a Delaware corporation, Arch Western Resources, LLC, a Delaware limited liability company, and any Subsidiaries of Arch Western Resources, LLC.
     “Facility Termination Date” means the earliest to occur of: (a) February 3, 2011, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement, (d) the date that the commitments of the Liquidity Providers terminate under the Liquidity Agreement, (e) the date which is 30 days after the date on which the Administrator has received written notice from the Seller of its election to terminate the Purchase Facility, and (f) with respect to any LC Participant, such LC Participant’s Scheduled Commitment Termination Date.
     “FASB” has the meaning set forth in Section 1.7(a) of the Agreement.
     “Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.
     “Funded Purchase” shall mean a purchase or deemed purchase of undivided interests in the Purchased Interest under the Agreement which (i) is paid for in cash (other than through reinvestment of Collections pursuant to Section 1.4(b) of the Agreement), (ii) treated as a Funded Purchase pursuant to Section 1.2(e) of the Agreement and/or any of the provisions set forth in

Sections 1.11 through 1.20 of the Agreement or (iii) without double counting any of the amounts described in clause (i) or (ii), above, is the result of the issuance of Notes by the Issuer, pursuant to the Agreement or otherwise, the proceeds of which are used to reimburse draws on the LC Bank and/or any LC Participant under any Letter of Credit, whether on, prior to or after the date any such draw is treated as or deemed to be a Funded Purchase under the Agreement.
     “Governmental Acts” has the meaning set forth in Section 1.19 of the Agreement.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
     “Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
     “Group C Obligor” means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
     “Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
     “Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
     “Hedging Transaction” means any of the following transactions by ACI or any of its Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction or any combination of the foregoing transactions, including, without limitation, any Interest Rate Hedge or any Commodity Hedge.
     “Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.
     “Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.
     “Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.
     “Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator pursuant to the Agreement.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by ACI or any of its Affiliates in the ordinary course operations of their business.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
     “ISP98 Rules” has the meaning set forth in Section 1.12 of the Agreement.
     “Issuer” has the meaning set forth in the preamble to the Agreement.
     “LC Bank” has the meaning set forth in the preamble to the Agreement.
     “LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.
     “LC Commitment” means, the “Commitment” of each LC Participant party hereto as set forth under its name on the signature pages to the Agreement or as set forth in any assignments agreement pursuant to which it became a party hereto.
     “LC Participant” has the meaning set forth in the preamble to the Agreement.

     “LC Participation Amount” shall mean, at any time, the then aggregate face amount of the outstanding Letters of Credit.
     “Letter of Credit” shall mean any stand-by letter of credit issued by the LC Bank for the account of the Seller pursuant to the Agreement.
     “Letter of Credit Application” has the meaning set forth in Section 1.12 of the Agreement.
     “Liquidity Agent” means PNC in its capacity as the Liquidity Agent pursuant to the Liquidity Agreement.
     “Liquidity Agreement” means the Liquidity Asset Purchase Agreement, dated as of February 3, 2006 between the purchasers from time to time party thereto, the Issuer and PNC, as Administrator and Liquidity Agent, as the same may be amended, supplemented or otherwise modified from time to time.
     “Liquidity Provider” means each bank or other financial institution that provides liquidity support to the Issuer pursuant to the terms of a Liquidity Agreement.
     “LLC Agreement” means the limited liability company agreement of Seller.
     “Lock-Box Account” means each account listed on Schedule II to this Agreement (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.
     “Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer, the Administrator and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts.
     “Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.
     “Loss Reserve” means, on any date, an amount equal to: (a) the sum of Capital plus the LC Participation Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.
     “Loss Reserve Percentage” means, on any date,(i) the product of (A) 2.00 times (B) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months times (C) the aggregate credit sales made by the Originators and the Transferor during the 5 most recent calendar months divided by (ii) the Net Receivables Pool Balance as of such date.
     “Majority LC Participants” shall mean LC Participants whose Pro Rata Shares aggregate 51% or more.

     “Material Adverse Effect” means relative to any Person with respect to any event or circumstance, a material adverse effect on:
     (a) the assets, operations, business or financial condition of such Person,
     (b) the ability of any such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,
     (c) the validity or enforceability of the Agreement or any other Transaction Document, or the validity, enforceability or collectibility of any of the Pool Receivables, or
     (d) the status, perfection, enforceability or priority of the Administrator’s or the Seller’s interest in the Pool Assets.
     “Monthly Settlement Date” means the 21st day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that on and after the occurrence and continuation of any Termination Event, the Monthly Settlement Date shall be the date selected as such by the Administrator from time to time (it being understood that the Administrator may select such Monthly Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Monthly Settlement Date pursuant to this definition).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.
     “Notes” means short-term promissory notes issued, or to be issued, by the Issuer to fund its investments in accounts receivable or other financial assets.
     “Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
     “Order” has the meaning set forth in Section 1.20 of the Agreement.
     “Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrator.
     “Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
     “Participant” has the meaning set forth in Section 5.3(b) of this Agreement.
     “Paydown Notice” has the meaning set forth in Section 1.4(f)(i) of the Agreement.
     “Performance Guarantor” means ACI.

     “Performance Guaranty” means the Performance Guaranty, dated as of February 3, 2006, by the Performance Guarantor in favor of the Administrator for the benefit of the Purchasers and LC Participants, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Permitted Merger” means (i) the merger of Paint Creek Terminal, Inc. into ACI within 90 days of the Closing Date, (ii) the merger of Julian Tipple, Inc. into Mountain Mining, Inc. within 90 days of the Closing Date, (iii) any merger of any existing Originator into any other existing Originator, and (iv) any merger of any existing Originator into ACI.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “PNC” has the meaning set forth in the preamble to the Agreement.
     “Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.
     “Pool Receivable” means a Receivable in the Receivables Pool.
     “Portion of Capital” means any separate portion of Capital being funded or maintained by the Issuer (or its successors or permitted assigns) by reference to a particular interest rate basis. In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, “Portion of Capital” means 100% of the Capital.
     “Program Support Agreement” means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of the Issuer, (b) the issuance of one or more surety bonds for which the Issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Issuer to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to the Issuer in connection with the Issuer’s receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).
     “Program Support Provider” means and includes any Liquidity Provider and any other Person (other than any customer of the Issuer) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Issuer pursuant to any Program Support Agreement.
     “Pro Rata Share” shall mean, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.
     “Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of February 3, 2006, between the Originators and the Transferor, as such agreement may be amended, supplemented or otherwise modified from time to time.

     “Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.
     “Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.
     “Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Purchase and Sale Agreement.
     “Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.
     “Purchase Date” means the date on which a Funded Purchase or a reinvestment is made pursuant to this Agreement.
     “Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
     “Purchase Limit” means $100,000,000, as such amount may be reduced pursuant to Section 1.1 (b) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then aggregate outstanding Capital plus the LC Participation Amount.
     “Purchase Notice” has the meaning set forth in Section 1.2(a) of the Agreement.
     “Purchase Price” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.
     “Purchase Report” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.
     “Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:
Capital + LC Participation Amount +
Total Reserves
Net Receivables Pool Balance
The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.
     “Purchasers” means the Issuer, the LC Bank and each LC Participant.
     “Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.

     “Rating Agency” mean each of Standard & Poor’s and Moody’s (and/or each other rating agency then rating the Notes of the Issuer).
     “Receivable” means any indebtedness and other obligations owed to any Originator, the Transferor or the Seller, or any right of the Seller, the Transferor or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or the rendering of services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.
     “Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale and Contribution Agreement prior to the Facility Termination Date.
     “Reimbursement Obligation” has the meaning set forth in Section 1.14 of the Agreement.
     “Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
     “Related Security” means, with respect to any Receivable:
     (a) all of the Seller’s, the Transferor’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable,
     (b) all instruments and chattel paper that may evidence such Receivable,
     (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,
     (d) all of the Seller’s, the Transferor’s and each Originator’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and
     (e) all of the Seller’s rights, interests and claims under the Sale Agreements and the other Transaction Documents.

     “Required LC Participants” shall mean the LC Participants whose Pro Rata Shares aggregate 662 /3 % or more.
     “Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV of the Agreement.
     “Release Agreement” means the letter agreement dated as of February 3, 2006, between ACI and PNC Bank, National Association, as administrative agent and collateral agent, as may be amended, modified, restated or replaced from time to time with the consent of the Administrator.
     “Sale Agreements” means, collectively the Purchase and Sale Agreement and the Sale and Contribution Agreement.
     “Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of February 3, 2006, between the Transferor and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.
     “Sale and Contribution Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale and Contribution Agreement.
     “Sale and Contribution Indemnified Party” has the meaning set forth in Section 9.1 of the Sale and Contribution Agreement.
     “Sale and Contribution Termination Date” has the meaning set forth in Section 1.4 of the Sale and Contribution Agreement.
     “Sale and Contribution Termination Event” has the meaning set forth in Section 8.1 of the Sale and Contribution Agreement.
     “Scheduled Commitment Termination Date” means with respect to the LC Bank and any LC Participant, initially February 2, 2007, as such date may be extended from time to time in the sole discretion of the LC Bank or such LC Participant, as the case may be.
     “SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.
     “Seller” has the meaning set forth in the preamble to the Agreement.
     “Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the Purchasers’ Share.
     “Servicer” has the meaning set forth in the preamble to the Agreement.
     “Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.
     “Servicing Fee Rate” shall mean the rate referred to in Section 4.6 of the Agreement.

     “Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (i) prior to the Facility Termination Date, the Monthly Settlement Date and (ii) on and after the Facility Termination Date, each day selected from time to time by the Administrator (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
     “Settlement Period” means: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date, and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date, and (b) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.
     “Solvent” means, with respect to any Person at any time, a condition under which:
     (i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;
     (ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);
     (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and
     (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.
     For purposes of this definition:
     (A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;
     (B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;
     (C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

     (D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.
     “Spike Factor” means, for any calendar month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any one calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest Dilution Ratio for any one calendar month during the twelve most recent calendar months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.
     “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
     “Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with generally accepted accounting principles, consistently applied.
     “Taxes” has the meaning set forth in Section 1.10 of this Agreement.
     “Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.
     “Termination Event” has the meaning specified in Exhibit V to the Agreement.
     “Termination Fee” means, for any Settlement Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) that would have accrued during such Settlement Period on the reductions of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by the Issuer from investing the proceeds of such reductions of Capital, as determined by the Administrator, which determination shall be binding and conclusive for all purposes, absent manifest error.
     “Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the Dilution Reserve plus (c) the greater of (i) the Concentration Reserve and (ii) the Loss Reserve.

     “Transaction Documents” means the Agreement, the Lock-Box Agreements, the Fee Letter, the Purchase and Sale Agreement, the Sale and Contribution Agreement, the Performance Guaranty, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.
     “Transferor” has the meaning set forth in the Sale and Contribution Agreement.
     “TVA” means Tennessee Valley Authority, an Obligor of the Originators and the Transferor.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
     “UCP 500” has the meaning set forth in Section 1.12 of the Agreement.
     “Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.
     “Unmatured Sale and Contribution Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Sale and Contribution Termination Event.
     “Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.
     “Yield Reserve” means, on any date, an amount equal to: (a) the sum of the Capital plus the LC Participation Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Yield Reserve Percentage on such date divided by (ii) 100% minus the Yield Reserve Percentage on such date.
     “Yield Reserve Percentage” means at any time:

(BR+SFR) 360	x l.5 x	DSO
     where:

BR	=	the Base Rate computed for the most recent Settlement Period,
DSO	=	Days’ Sales Outstanding, and
SFR	=	the Servicing Fee Rate
     Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II
CONDITIONS OF PURCHASES
     1. Conditions Precedent to Initial Purchase. The initial purchase under this Agreement is subject to the following conditions precedent that the Administrator shall have received on or before the date of such purchase, each in form and substance (including the date thereof) satisfactory to the Administrator:
     (a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.
     (b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators, the Transferor, and ACI authorizing the execution, delivery and performance by the Seller, the Originators, the Transferor and ACI, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws or limited liability company agreement, as applicable, of the Seller, the Originators, the Transferor and ACI.
     (c) A certificate of the Secretary or Assistant Secretary of the Seller, each of the Originators, the Transferor and ACI certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents to which it is a party. Until the Administrator receives a subsequent incumbency certificate from the Seller, the Originators, the Transferor or ACI, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, the Originators, the Transferor or ACI, as the case may be.
     (d) Proper financing statements (Form UCC-1), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller and the Administrator (for the benefit of the Purchasers) contemplated by the Agreement and each of the Sale Agreements.
     (e) Proper financing statements (Form UCC-3), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may deem necessary or desirable to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by any Originator, the Transferor or the Seller.
     (f) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (e) above that name any Originator, the Transferor or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator may request, showing no Adverse Claims on any Pool Assets other than any security interests that are released as of the Closing Date.
     (g) Favorable opinions, addressed to each Rating Agency, the Administrator and each Purchaser, in form and substance reasonably satisfactory to the Administrator, of (i) Bryan Cave

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LLP, counsel for the Seller, the Originators, the Servicer, the Transferor and ACI, covering such matters as the Administrator may reasonably request, including, without limitation, certain organizational and New York enforceability matters, certain bankruptcy matters, certain UCC perfection and priority matters, and (ii) Robert G. Jones, Vice President – Law, General Counsel and Secretary of ACI.
     (h) Satisfactory results of a review and audit (performed by representatives of the Administrator) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator and the Transferor, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.
     (i) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.
     (j) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement and the Fee Letter.
     (k) The Fee Letter duly executed by the Seller and ACI.
     (l) Good standing certificates with respect to each of the Seller, the Originators, the Transferor and ACI issued by the Secretary of State (or similar official) of the state of each such Person’s organization or formation and principal place of business.
     (m) The Liquidity Agreement and all other Transaction Documents duly executed by the parties thereto.
     (n) All information with respect to the Receivables as the Administrator or the Purchasers may reasonably request.
     (o) Such other approvals, opinions or documents as the Administrator or the Purchasers may reasonably request.
     2. Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit and Reinvestments. Each Funded Purchase (including the initial Funded Purchase) and the issuance of any Letters of Credit and each reinvestment shall be subject to the further conditions precedent that:
     (a) in the case of each Funded Purchase and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator on or before such purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator, a completed pro forma Information Package to reflect the level of Capital, the LC Participation Amount and related reserves and the calculation of the Purchased Interest after such subsequent purchase or issuance, as the case may be, and a completed Purchase Notice in the form of Annex B; and

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     (b) on the date of such Funded Purchase, issuance or reinvestment, as the case may be, the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):
     (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct on and as of the date of such Funded Purchase, issuance or reinvestment as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);
     (ii) no event has occurred and is continuing, or would result from such Funded Purchase, issuance or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event;
     (iii) the sum of the Capital plus the LC Participation Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not exceed the Purchase Limit; and
     (iv) the Facility Termination Date has not occurred.

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EXHIBIT III
REPRESENTATIONS AND WARRANTIES
     1. Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator and each Purchaser as of the Closing Date that:
     (a) Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except if failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.
     (b) Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien (other than liens in favor of the Administrator) on assets of the Seller.
     (c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
     (d) Accuracy of Information. All information heretofore furnished by the Seller to the Administrator or any Purchaser pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Seller to the Administrator or any Purchaser in writing pursuant to this Agreement or any Transaction Document will be, true and accurate on the date such information is stated or certified.
     (e) Actions, Suits. Except as set forth in Schedule III, there are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or its properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party.
     (f) Accuracy of Exhibits; Lock-Box Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator), and all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents (as updated by the Seller from time to time) is true and complete. The Seller has delivered a copy of all Lock-Box Agreements to the Administrator. The Seller has not granted any interest in any Lock-Box Account (or any related lock-box or post office box) to any Person other than the Administrator and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Administrator will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.
     (g) No Material Adverse Effect. Since the date of formation of Seller as set forth in its certificate of formation, there has been no Material Adverse Effect with respect to the Seller.
     (h) Names and Location. The Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to this Agreement.
     (i) Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any purchase or reinvestment hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (j) Eligible Receivables. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.
     (k) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy of each Originator and the Transferor with regard to each Receivable originated by such Originator or the Transferor, as applicable.
     (l) Investment Company Act. The Seller is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     2. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator and each Purchaser as of the Closing Date that:
     (a) Existence and Power. The Servicer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except if failure to have such licenses, authorizations, consents or approvals would not reasonably be expected to have a Material Adverse Effect.

     (b) Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Servicer or of any judgment, injunction, order or decree or agreement or other instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer (other than in favor of the Administrator under the Transaction Documents) or any of its Subsidiaries.
     (c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
     (d) Accuracy of Information. All information heretofore furnished by the Servicer to the Administrator or any Purchaser pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Servicer to the Administrator or any Purchaser in writing pursuant to this Agreement or any other Transaction Document will be, true and accurate on the date such information is stated or certified.
     (e) Actions, Suits. Except as set forth in Schedule III, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of the Servicer (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.
     (f) No Material Adverse Effect. Since December 31, 2004, there has been no Material Adverse Effect on the Servicer.
     (g) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator and the Transferor with regard to each Receivable originated by such Originator or the Transferor, as applicable.
     (h) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. In addition, the Servicer is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     3. Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Receivables and Related Security:
     (a) The Receivables.
     (i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.
     (ii) Nature of Receivables. The Receivables included in the Receivables Pool constitute either “accounts”, “general intangibles” or “tangible chattel paper” within the meaning of the applicable UCC.
     (iii) Ownership of Receivables. The Seller owns and has good and marketable title to the Receivables included in the Receivables Pool and Related Security free and clear of any Adverse Claim.
     (iv) Perfection and Related Security. The Seller will cause (and will cause each Originator and the Transferor to cause), within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from such Originator to the Transferor pursuant to the Purchase and Sale Agreement and in order to perfect the sale from the Transferor to the Seller pursuant to the Sale and Contribution Agreement, and the sale and security interest therein from the Seller to the Administrator under this Agreement, to the extent that such collateral constitutes “accounts,” “general intangibles,” or “tangible chattel paper.”
     (v) Tangible Chattel Paper. With respect to any Receivables included in the Receivables Pool that constitute “tangible chattel paper”, if any, the Seller (or the Servicer on its behalf) has in its possession the original copies of such tangible chattel paper that constitute or evidence such Receivables, and the Seller has caused (and will cause the applicable Originator and the Transferor to cause), within ten days after the Closing Date, the filing of financing statements described in clause (iv), above, each of which will contain a statement that: “A purchase of, or security interest in, any collateral described in this financing statement will violate the rights of the Administrator.” The Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrator.
     (b) The Collection Account.

     (i) Nature of Account. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.
     (ii) Ownership. The Seller owns and has good and marketable title to the Lock-Box Accounts and Collection Account free and clear of any Adverse Claim.
     (iii) Perfection. The Seller has delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank, respectively, has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions originated by the Administrator (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.
     (c) Priority.
     (i) Other than the transfer of the Receivables to the Transferor, the Seller and the Administrator under the Purchase and Sale Agreement, the Sale and Contribution Agreement and this Agreement, respectively, and/or the security interest granted to the Transferor, the Seller and the Administrator pursuant to the Purchase and Sale Agreement, the Sale and Contribution Agreement and this Agreement, respectively, neither the Transferor, the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, except for any such pledge, grant or other conveyance which has been or will be released or terminated. Neither the Seller, the Transferor nor any Originator has authorized the filing of, or is aware of any financing statements against any of the Seller, the Transferor or such Originator that include a description of Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by such Originator to the Transferor under the Purchase and Sale Agreement or relating to the sale thereof by the Transferor to the Seller under the Sale and Contribution Agreement, (ii) relating to the security interest granted to the Administrator under this Agreement, or (iii) that has been or will be released or terminated pursuant to the Release Agreement.
     (ii) The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller, the Servicer, the Transferor or any Originator, other than such judgment, ERISA or tax lien filing that (A) has not been outstanding for greater than 30 days from the earlier of such Person’s knowledge or notice thereof, (B) is less than $250,000 and (C) does not otherwise give rise to a Termination Event under clause (l) of Exhibit V hereto.

     (iii) The Lock-Box Accounts are not in the name of any person other than the Seller or the Administrator. Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrator.
     (d) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under this Agreement have been finally and fully paid and performed.
     (e) No Waiver. To the extent required pursuant to the securitization program of the Issuer, the parties to this Agreement: (i) shall not, without obtaining a confirmation of the then-current rating of the Notes, waive any of the representations set forth in this Section; (ii) shall provide the Ratings Agencies with prompt written notice of any breach of any representations set forth in this Section, and shall not, without obtaining a confirmation of the then-current rating of the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Section.
     (f) Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator) to maintain and perfect, as a first-priority interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator, the Transferor or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrator.
     4. Reaffirmation of Representations and Warranties. On the date of each purchase and/or reinvestment and issuance of a Letter of Credit hereunder, and on the date each Information Package or other report is delivered to the Administrator, or any Purchaser hereunder, the Seller and the Servicer, by accepting the proceeds of such purchase reinvestment or Letter of Credit, as applicable and/or the provision of such information or report, shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are correct on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date), and (ii) no event has occurred or is continuing, or would result from any such purchase, reinvestment or issuance, which constitutes a Termination Event or an Unmatured Termination Event.

EXHIBIT IV
COVENANTS
     1. Covenants of the Seller. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full or the date all other amounts owed by the Seller under this Agreement to any Purchaser, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
     (a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator:
     (i) Annual Reporting. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.
     (ii) Information Packages. As soon as available and in any event not later than two Business Days prior to the Monthly Settlement Date, an Information Package as of the most recently completed calendar month.
     (iii) Other Information. Such other information (including non-financial information) as the Administrator may from time to time reasonably request.
     (b) Notices. The Seller will notify the Administrator and each Purchaser in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
     (i) Notice of Termination Events or Unmatured Termination Events. A statement of the chief financial officer or chief accounting officer of the Seller setting forth details of any Termination Event or Unmatured Termination Event and the action which the Seller proposes to take with respect thereto.
     (ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or at any time thereafter) with respect to the Receivables included in the Receivables Pool.
     (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which may have a Material Adverse Effect on the Seller.

     (iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.
     (v) ERISA and Other Claims. Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate.
     (vi) Name Changes. At least thirty days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
     (vii) Material Adverse Change. Promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer, the Transferor or any Originator.
     (c) Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     (d) Compliance with Laws. The Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     (e) Furnishing of Information and Inspection of Receivables. The Seller will furnish to the Administrator from time to time such information with respect to the Pool Receivables as the Administrator may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with prior written notice (i) permit the Administrator, or its respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to such Receivables, provided, that at any time when no Termination Event exists and is continuing, the Seller shall be required to reimburse the Administrator for only one (1) such audit per year.
     (f) Payments on Receivables, Accounts. The Seller will, and will cause each Originator and the Transferor to, at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller, an Originator or the Transferor, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Seller will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit the Servicer, any Originator or the Transferor or other Person to, commingle Collections or other funds to which the Administrator or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator or the Transferor to add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), with the prior written consent of the Administrator.
     (g) Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof.
     (h) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 4.2 of this Agreement, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract). The Seller shall at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Receivable and the related Contract (which term or condition relates to payments under, or the enforcement of, such Contract).

     (i) Change in Business. The Seller will not (i) make any change in the character of its business or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect, in the case of either clause (i) or (ii) above, without the prior written consent of the Administrator. The Seller shall not make any other written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser.
     (j) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than Arch Sales and thereby cause Arch Sales’ percentage of ownership or control of the Seller to be reduced. The Seller shall provide the Administrator and each Purchaser with at least 30 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Purchasers pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
     (k) Change in Payment Instructions to Obligors. The Seller shall not (and shall cause the Servicer and each Sub-Servicer not to) add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).
     (l) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser may reasonably request.

     (m) Certain Agreements. Without the prior written consent of the Administrator, the Seller will not (and will not permit the Originators or the Transferor to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as defined in the Seller’s LLC Agreement).
     (n) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
     (ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their respective terms, and (B) if no amounts are then outstanding under any Company Note, the Seller may declare and pay dividends.
     (iii) The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv) and 1.4(d) of this Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Tangible Net Worth of the Seller would be less than $5,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.
     (o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Notes, or (iii) form any Subsidiary or make any investments in any other Person.
     (p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchasers and the Administrator under this Agreement and under the Fee Letter), (ii) the payment of accrued and unpaid interest on the Company Notes and (iii) other legal and valid organizational purposes.
     (q) Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrator or any Purchaser may reasonably request, to perfect, protect or more fully evidence the purchases or issuances made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator or any Purchaser to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrator or any Purchaser, at its own expense, execute (if necessary) and file such financing or continuation statements (including fixture filings and as extracted collateral filings), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator or any Purchaser may reasonably request, to perfect, protect or evidence any of the foregoing.
     (i) The Seller authorizes the Administrator to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security, the related Contracts and the Collections with respect thereto and the other collateral subject to a lien under any Transaction Document without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
     (ii) The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
     (iii) The Seller will not change its name, location, identity or corporate structure unless (x) the Administrator and each Purchaser shall have received at least thirty (30) days’ advance written notice of such change, (y) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the lien under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrator or any Purchaser may request in connection with such change or relocation), and (z) if requested by the Administrator or any Purchaser, the Seller shall cause to be delivered to the Administrator and each Purchaser, an opinion, in form and substance satisfactory to the Administrator and each Purchaser as to such UCC perfection and priority matters as such Person may request at such time.
     (r) Tangible Net Worth. The Seller will not permit its Tangible Net Worth, at any time, to be less than $5,000,000.
     2. Covenants of the Servicer. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full or the date all other amounts owed by the Seller or the Servicer under this Agreement to any Purchaser, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
     (a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Servicer shall furnish to the Administrator:

     (i) Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Performance Guarantor and in no event later than 90 days after the close of the Performance Guarantor’s fiscal year, in form and substance substantially similar to Annex D signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof, and (b) within 45 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Annex D.
     (ii) Information Packages. As soon as available and in any event not later than two Business Days prior to the Monthly Settlement Date, an Information Package as of the most recently completed calendar month.
     (iii) Other Information. Such other information (including non-financial information) as the Administrator may from time to time reasonably request.
     (b) Notices. The Servicer will notify the Administrator and each Purchaser in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
     (i) Notice of Termination Events or Unmatured Termination Events. A statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of any Termination Event or Unmatured Termination Event and the action which the Servicer proposes to take with respect thereto.
     (ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or at any time thereafter) with respect to the Pool Receivables.
     (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect on the Servicer.
     (iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.

     (v) ERISA. Promptly after the filing or receiving thereof notice of and, upon the request of the Administrator, copies of all reports and notices that ACI or any Affiliate of ACI files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any Affiliate of ACI is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on ACI and/or any such Affiliate.
     (vi) Name Changes. At least thirty days before any change in ACI, any Originator’s or the Transferor’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
     (vii) Material Adverse Change. A material adverse change in the business, operations, property or financial or other condition of ACI or any Originator or the Transferor or any of their respective Subsidiaries.
     (viii) Other Debt Default. A default or any event of default under any other financing arrangement evidencing $40,000,000 or more of indebtedness pursuant to which ACI, Arch Sales, any Originator, the Transferor or any of their Affiliates is a debtor or an obligor.
     (ix) Permitted Merger. No later than 10 Business Days after the effective date of any Permitted Merger, a notice setting forth, in reasonable detail, the terms, conditions and Persons involved therein.
     (c) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.
     (d) Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
     (e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish to the Administrator from time to time such information with respect to the Pool Receivables as the Administrator may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrator, or its agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator to conduct, a review of its books and records with respect to such Receivables, provided, that at any time when no Termination Event exists and is continuing, the Servicer shall be required to reimburse the Administrator for only one (1) such audit per year.
     (f) Payments on Receivables, Accounts. The Servicer will at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Servicer, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Servicer will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will promptly identify such funds for segregation. The Servicer will not commingle Collections or other funds to which the Administrator or any Purchaser is entitled with any other funds. The Servicer shall only add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box) with the prior written consent of the Administrator.
     (g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 4.2 of this Agreement, the Servicer will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract). The Servicer shall at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract (which term or condition relates to payments under, or the enforcement of, such Contract).
     (h) Change in Business. The Servicer will not (i) make any material change in the character of its business or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect, in the case of either (i) or (ii) above, without the prior written consent of the Administrator. The Servicer shall not make any written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser.
     (i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
     (j) Change in Payment Instructions to Obligors. The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).
     (k) Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator may reasonably request.
     (l) Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrator or any Purchaser may reasonably request, to perfect, protect or more fully evidence the purchases or issuances made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator or any Purchaser to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrator or any Purchaser, at its own expense, execute (if necessary) and file such financing or continuation statements (including fixture filings and as extracted collateral filings), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator or any Purchaser may reasonably request, to perfect, protect or evidence any of the foregoing.
     (i) The Servicer authorizes the Administrator to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security, the related Contracts and the

Collections with respect thereto and the other collateral subject to a lien under any Transaction Document without the signature of the Servicer. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
     (ii) The Servicer shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
     (iii) The Servicer will not change its name, location, identity or corporate structure unless (x) the Administrator and each Purchaser shall have received at least thirty (30) days’ advance written notice of such change, (y) the Servicer, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the lien under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrator or any Purchaser may request in connection with such change or relocation), and (z) if requested by the Administrator or any Purchaser, the Servicer shall cause to be delivered to the Administrator and each Purchaser, an opinion, in form and substance satisfactory to the Administrator and each Purchaser as to such UCC perfection and priority matters as such Person may request at such time.
     3. Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from ACI and its Affiliates. Therefore, from and after the date hereof, each of the Seller and ACI shall take all steps specifically required by this Agreement or reasonably required by the Administrator or any Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of ACI and any other Person, and is not a division of ACI, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and ACI shall take such actions as shall be required in order that:
     (a) The Seller will be a limited liability company whose primary activities are restricted in its LLC Agreement to: (i) purchasing or otherwise acquiring from the Transferor, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;
     (b) The Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents;
     (c) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be an individual who is not a direct, indirect or beneficial stockholder, officer,

director, employee, affiliate, or supplier of ACI, Arch Sales, any Originator, the Transferor or any of their respective Affiliates. The LLC Agreement of the Seller shall provide that: (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;
     (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, ACI, any Originator, the Transferor or any of their respective Affiliates;
     (e) The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;
     (f) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as ACI (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;
     (g) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any indirect or overhead expenses for items shared with ACI (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that ACI shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;
     (h) The Seller’s operating expenses will not be paid by ACI, the Transferor or any Originator or any Affiliate thereof;
     (i) The Seller will have its own separate stationery;

     (j) The Seller’s books and records will be maintained separately from those of ACI and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Seller;
     (k) All financial statements of ACI or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Transferor and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to certain purchasers party to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of ACI or any other Affiliates of ACI or the Originators or the Transferor;
     (l) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of ACI or any Affiliates thereof;
     (m) The Seller will strictly observe corporate formalities in its dealings with ACI or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of ACI or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which ACI or any Affiliate thereof (other than ACI in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of ACI or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;
     (n) The Seller will maintain arm’s-length relationships with ACI (and any Affiliates thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor ACI, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and ACI will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;
     (o) The Seller shall have a separate area from ACI for its business (which may be located at the same address as such entities) and to the extent that any other such entity have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses; and

     (p) To the extent not already covered in paragraphs (a) through (o) above, Seller shall comply and/or act in accordance with the provisions of Section 6.4 of the Sale and Contribution Agreement.

EXHIBIT V
TERMINATION EVENTS
     Each of the following shall be a “Termination Event”:
     (a) (i) the Seller, ACI, any Originator, the Transferor or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document, and, except as otherwise provided herein, such failure, solely to the extent capable of cure, shall continue for 30 days, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for one Business Day, or (iii) Arch Sales shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;
     (b) Arch Sales (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Arch Sales (or such Affiliate) then has as Servicer;
     (c) any representation or warranty made or deemed made by the Seller, ACI, any Originator, the Transferor or the Servicer (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, ACI, any Originator, the Transferor or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue when made or deemed made or delivered, and shall remain incorrect or untrue for 10 Business Days;
     (d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two Business Days;
     (e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;
     (f) the Seller, ACI, the Transferor or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, ACI, the Transferor or any Originator seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, ACI, the Transferor or any Originator shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;
     (g) (i) the (A) Default Ratio shall exceed 3% or (B) the Delinquency Ratio shall exceed 6%, or (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 2%, (B) the Delinquency Ratio shall exceed 4% or (C) the Dilution Ratio shall exceed 3%, or (iii) Days’ Sales Outstanding shall exceed 48 days;
     (h) a Change in Control shall occur;
     (i) at any time (i) the sum of (A) the Capital, plus the LC Participation Amount, plus (B) the Total Reserves exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time, plus (B) the Purchasers’ Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and fees), plus (C) the sum of all amounts then on deposit in the LC Collateral Account, and such circumstance shall not have been cured within two Business Days;
     (j) ACI or any of its Subsidiaries (other than any Excluded Subsidiary) shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $40,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement), (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;
     (k) ACI shall fail to perform any of its obligations under the Performance Guaranty;
     (l) (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien on any of the assets of Seller, any Originator, the Transferor, ACI or any ERISA Affiliate under Section 302(f) of ERISA and such failure is not cured and any related lien released within 10 days or (ii) either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of (a) the

Seller or (b) the Servicer, the Transferor, any Originator, ACI or any ERISA Affiliate (other than the Seller) in an amount in excess of $250,000 and such lien is not released within 10 days; or
     (m) Any Letter of Credit is drawn upon and, unless as a result of the LC Bank’s failure to provide the notice required by Section 1.14(b), not fully reimbursed pursuant to Section 1.14 (including, if applicable, with the proceeds of any funding by the Issuer) within two Business Days from the date of such draw.